Exhibit 10.4

OCULAR THERAPEUTIX, INC.

PERFORMANCE STOCK UNIT AGREEMENT

Ocular Therapeutix, Inc. (the “Company”) hereby grants the following performance stock units pursuant to its 2021 Stock Incentive Plan, as amended. The terms and conditions attached hereto are also a part hereof.

Notice of Grant

Name of recipient (the “Participant”):	Dr. Pravin Dugel
Grant Date:	February 11, 2025
Number of performance stock units (“PSUs”) granted:	1,500,000

Vesting Schedule

The PSUs shall vest in accordance with the terms set forth in Exhibit A to this Agreement. All vesting is dependent on the Participant remaining employed by or providing services to the Company, except as provided herein.

OCULAR THERAPEUTIX, INC.
/s/ Pravin U. Dugel, MD
Signature of Participant

******	By:	/s/ Donald Notman
Street Address	Name of Officer: Donald Notman
******	Title: Chief Operating Officer and Chief Financial Officer
City/State/Zip Code

Signature of Participant’s Spouse (if applicable)*

Street Address

City/State/Zip Code

*Required for Participants residing in Arizona, California, Idaho, Louisiana, Nevada, New Mexico, Texas, Wisconsin, or the Commonwealth of Puerto Rico.

Ocular Therapeutix, Inc.

Performance Stock Unit Agreement

Incorporated Terms and Conditions

1.Award of Performance Stock Units. In consideration of the Participant’s employment with the Company, the Company has granted to the Participant, subject to the terms and conditions set forth in this Performance Stock Unit Agreement (this “Agreement”) and in the Company’s 2021 Stock Incentive Plan, as amended (the “Plan”), an award with respect to the number of performance stock units (the “PSUs”) set forth in the Notice of Grant that forms part of this Agreement (the “Notice of Grant”). Each PSU represents the right to receive one share of common stock, $0.0001 par value per share, of the Company (the “Common Stock”) upon achievement of the performance goals set forth in Exhibit A hereto, subject to the terms and conditions set forth herein.

2.Vesting Schedule. The PSUs shall vest pursuant to the terms and conditions set forth in Exhibit A. The number of shares of Common Stock to be issued to the Participant hereunder from time to time shall be determined in accordance with Exhibit A and the Company will deliver to the Participant, for each PSU that vests, one share of Common Stock, subject to the payment of any taxes pursuant to Section 7. The Common Stock will be delivered to the Participant as soon as practicable following each Vesting Date in accordance with Exhibit A, but in any event within 30 days of such date.

3.Termination of Employment. The provisions of Exhibit A shall apply in connection with the termination of employment of the Participant. The Participant shall be considered to be in “employment” if the Participant is an employee, or officer or member of the Board or a consultant (and being a member of the Board or a consultant shall be treated as “employment” for purposes of this Agreement) of the Company or any other entity the employees or, officers of which are eligible to receive awards of PSUs under the Plan.

4.Restrictions on Transfer. The Participant shall not sell, assign, transfer, pledge, hypothecate, encumber or otherwise dispose of, by operation of law or otherwise (collectively “transfer”) any PSUs, or any interest therein. The Company shall not be required to treat as the owner of any PSUs or issue any Common Stock to any transferee to whom such PSUs have been transferred in violation of any of the provisions of this Agreement.

5.Rights as a Stockholder. The Participant shall have no rights as a stockholder of the Company with respect to any shares of Common Stock that may be issuable with respect to the PSUs until the issuance of the shares of Common Stock to the Participant following the vesting of the PSUs. Notwithstanding the forgoing, the Participant shall have the right to receive an amount equal to any dividends or other distributions declared and paid on an equal number of outstanding shares of Common Stock (“Dividend Equivalents”). Dividend Equivalents will be credited to an account for the Participant, may be settled in cash and/or shares of Common Stock as set forth in the Award agreement and shall be subject to the same restrictions on transfer and forfeitability as the PSUs with respect to which paid. No interest will be paid on Dividend Equivalents.

6.Provisions of the Plan. This Agreement is subject to the provisions of the Plan, a copy of which is furnished to the Participant with this Agreement, provided, that, in the event of any conflict or inconsistency between the provisions of this Agreement and the Plan, the terms of this Agreement, including Exhibit A attached hereto, shall prevail.

7.Tax Matters.

(a)Acknowledgments; No Section 83(b) Election. The Participant acknowledges that he is responsible for obtaining the advice of the Participant’s own tax advisors with respect to the award of PSUs and the Participant is relying solely on such advisors and not on any statements or representations of the Company or any of its agents with respect to the tax consequences relating to the PSUs. The Participant understands that the Participant (and not the Company) shall be responsible for the Participant’s tax liability that may arise in connection with the acquisition, vesting and/or disposition of the PSUs. The Participant acknowledges that no election under Section 83(b) of the Internal Revenue Code of 1986, as amended, (the “Code”) is available with respect to PSUs.

(b)Withholding. The Participant acknowledges and agrees that the Company has the right to deduct from payments of any kind otherwise due to the Participant any federal, state, local or other taxes of any kind required by law to be withheld with respect to the vesting and/or settlement of the PSUs. To the extent the Participant has not previously executed and delivered to the Company effective durable sell-to-cover instructions that by their terms would cover any taxes required by law to be withheld with respect to the vesting and/or settlement of the PSUs, at such time as the Participant is not aware of any material nonpublic information about the Company or the Common Stock and the Participant is not subject to any restriction on trading activities with respect to the Common Stock pursuant to any Company insider trading or other policy, the Participant shall execute the instructions set forth in Schedule A attached hereto (the “Durable Automatic Sell-to-Cover Instructions”) as the means of satisfying such tax obligation. If the Participant has not executed the Durable Automatic Sell-to-Cover Instructions prior to an applicable vesting date, then the Participant agrees that, if under applicable law the Participant will owe taxes at such vesting and/or settlement date on the portion of the award then vested or settled, the Company shall be entitled to immediate payment from the Participant of the amount of any tax required to be withheld by the Company. The Company shall not deliver any shares of Common Stock to the Participant until it is satisfied that all required withholdings have been made.

8.Miscellaneous.

(a)Section 409A. The PSUs awarded pursuant to this Agreement are intended to be exempt from or comply with the requirements of Section 409A of the Code and the Treasury Regulations issued thereunder (“Section 409A”). The delivery of shares of Common Stock on the vesting of the RSUs may not be accelerated or deferred unless permitted or required by Section 409A.

(b)Participant’s Acknowledgements. The Participant acknowledges that he: (i) has read this Agreement; (ii) has been represented in the preparation, negotiation and execution of this Agreement by legal counsel of the Participant’s own choice or has voluntarily

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declined to seek such counsel; (iii) understands the terms and consequences of this Agreement; (iv) is fully aware of the legal and binding effect of this Agreement; and (v) agrees that in accepting this award, the Participant will be bound by any clawback policy that the Company has adopted or may adopt in the future that is applicable to all executive officers of the Company.

9.Amendments. The terms and provisions of this Agreement may be modified or amended only by written agreement executed by the Company and the Participant.

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EXHIBIT A

Performance Stock Unit Award Conditions

Performance Goals

The number of shares of Common Stock (the “Shares”) that are eligible to be earned pursuant to this Agreement (this “Award”), if any, will be determined based on the level of the achievement of the performance goals (as set forth in this Exhibit A) consisting of achievement of the specific share price hurdles set forth in the table below (each, a “Share Price Hurdle”), during the five-year period commencing on the Grant Date and ending on the fifth anniversary of the Grant Date (the “Performance Period”).

Share Price Hurdle achievement will be measured on a rolling basis based on the unrounded simple average of the closing Share prices (non-volume weighted) for any trailing sixty (60) consecutive calendar days that are all within the Performance Period up to and including the day of measurement.

A Share Price Hurdle can be achieved at any time during the Performance Period, provided that each Share Price Hurdle may be achieved only once during the Performance Period and there shall be no linear interpolation between levels of Share Price Hurdles. The table below sets forth the Total Number of Shares Subject to the Award that are earned upon the achievement of each Share Price Hurdle (Shares that are earned upon achievement of a Share Price Hurdle are referred to as “Earned Shares”, and the date as of which the Share Price Hurdle has been achieved is referred to as a “Share Price Hurdle Achievement Date”). The Share Price Hurdle and Total Number of Shares subject to the Award shall be equitably adjusted pursuant to and in accordance with Section 9(a) of the Plan.

Except as set forth below, any Earned Shares will vest on the earlier of (a) the Share Price Hurdle Achievement Date, provided that such Share Price Hurdle Achievement Date occurs at least three years following the Grant Date and that the Participant has remained continuously employed by (or otherwise a Board member of or service provider to (which shall be treated as “employment” for purposes of this Agreement)) the Company during the period between the Grant Date and the Share Price Hurdle Achievement Date, and (b) the three-year anniversary of the Grant Date, provided that the Participant has remained continuously employed by the Company between the Grant Date and such three-year anniversary date (each, if applicable, a “Vesting Date”). The Company shall have no obligation to issue any Shares that are not Earned Shares as of the fifth anniversary of the Grant Date and the Award shall terminate automatically with respect to such unearned Shares as of such date.

Tranche	Share Price Hurdle	Total Number of Shares Subject to the Award
1	$15.00	375,000
2	$20.00	375,000
3	$25.00	375,000
4	$30.00	375,000

Termination of Employment

In accordance with Section 4(b)(ii) of the employment agreement entered into between the Participant and the Company, dated as of February 21, 2024 (the “Employment Agreement”), the provisions of this Agreement, including this Exhibit A, shall apply to and govern this Award in connection with any termination of employment of the Participant and the provisions of Section 4(b)(ii) of the Employment Agreement shall not apply in any respect to this Award.

If the Participant’s employment with the Company terminates for any reason prior to any applicable Vesting Date for any Shares, then, except as set forth below, the Company shall have no further obligation to issue any Shares, whether or not such Shares are Earned Shares, to the Participant under this Agreement and this Award shall terminate automatically with respect to all Shares as of such date.

Notwithstanding the foregoing and subject to the execution and non-revocation of the Release (as defined in the Employment Agreement) and the related timing requirements set forth in Section 4(b) of the Employment Agreement and the other terms and conditions to severance benefits set forth in Sections 4(c), 4(d), 4(e), and 5 of the Employment Agreement, in the event of a termination of the Participant’s employment by the Company without Cause, the Participant’s resignation for Good Reason, or termination of the Participant’s employment on account of the death or Disability of the Participant (with Cause, Good Reason, and Disability each as defined in the Employment Agreement and the definition of Good Reason is modified as set forth below):

(x)  any Earned Shares shall become fully vested and nonforfeitable as of the Payment Date (as defined in the Employment Agreement),

(y)  if a Share Price Hurdle is achieved on or during the 18-month period following the date of termination of the Participant’s employment (whether in the ordinary course or in connection with a Corporate Change), then the Shares corresponding to such Share Price Hurdle shall become vested and nonforfeitable as of the Share Price Hurdle Achievement Date notwithstanding the obligation of the Participant to remain continuously employed by the Company through the three-year anniversary of the Grant Date, and

(z)  this Award will terminate automatically on the 18-month anniversary of the date of the Participant’s termination of employment without Cause, for Good Reason or on account of death or Disability with respect to any unearned Shares as of such date.

Change of Control

Upon a Corporate Change (as defined in the Employment Agreement) during the term of the Award, provided that (x) the Participant remains employed by the Company upon the closing of such Corporate Change or (y) the Participant ceases to be an Eligible Participant due to termination of employment by the Company without Cause, the Participant’s resignation with Good Reason, or on account of death or Disability of the Participant, in each case, within the period of time commencing 90 days prior to the closing of the Corporate Change (notwithstanding the obligation of the Participant to remain continuously employed by the Company through the three-year anniversary of the Grant Date):

(i)  any service-based vesting conditions on the PSUs will be deemed satisfied;

(ii)  any Earned Shares as of immediately prior to the closing of the Corporate Change that have not vested or been forfeited shall become vested and nonforfeitable immediately prior to the closing of the Corporate Change; and

(iii)  Shares that are not Earned Shares and have not vested or been forfeited as of immediately prior to the closing of the Corporate Change shall become earned, vested and nonforfeitable immediately prior to the closing of the Corporate Change with respect to any Tranches for which the Share Price Hurdle is less than the Per Share Transaction Price, without regard to the 60-calendar day average requirement.

For purposes of the foregoing, “Per-Share Transaction Price” means the per-share amount payable or available for distribution to holders of Common Stock (whether in cash or in securities or property) in connection with the Corporate Change, as reasonably determined by the Board in good faith.

For the avoidance of doubt, any portion of the Shares that are not earned and have not become vested and non-forfeitable under clause (i) or (ii) will be forfeited at the closing of the Corporate Change.

Annual Equity Grant; Employment Agreement

Notwithstanding Section 3(c)(iii) of the Employment Agreement, the Participant shall not be entitled to, and the Company shall not be obligated to and the Board does not intend to issue to the Participant, an annual equity award in or for calendar year 2026. The Participant acknowledges and agrees that not receiving such annual equity award in or for calendar year 2026 shall not constitute Good Reason for the purposes of the Employment Agreement or this Award.

The Company and the Participant agree that Good Reason for the purposes of the Employment Agreement and this Award shall include a material adverse change by the Company in the Participant’s title, duties, authority or responsibilities as Chief Executive Officer of the Company which causes the Participant’s position with the Company to become of materially less responsibility or authority, including following a Corporate Change, the Participant’s no longer being Chief Executive Officer of a publicly traded entity, where such change is not remedied within ten (10) business days after written notice thereof by the Participant.

Schedule A

DURABLE AUTOMATIC SELL-TO-COVER INSTRUCTIONS

This Durable Automatic Sell-to-Cover Instruction (this “Instruction”), which is being delivered to Ocular Therapeutix, Inc. (the “Company”) by the undersigned on the date set forth below (the “Adoption Date”), relates to the Covered PSUs (as defined following my signature below). This Instruction provides for “eligible sell-to-cover transactions” (as described in Rule 10b5-1(c)(1)(ii)(D)(3) under the Securities Exchange Act of 1934 (the “Exchange Act”)) and is intended to satisfy the affirmative defense conditions of Rule 10b5-1(c)(1) under the Exchange Act.

I acknowledge that upon vesting and settlement of any Covered PSUs in accordance with the applicable PSU’s terms, I will have compensation income equal to the fair market value of the shares of the Company’s Common Stock subject to the PSUs that are settled on such settlement date and that the Company is required to withhold income and employment taxes in respect of that compensation income.

I desire to establish a plan and process to satisfy such withholding obligation in respect of all Covered PSUs through an automatic sale of a portion of the shares of the Company’s Common Stock that would otherwise be issuable to me on each applicable settlement date, such portion to be in an amount sufficient to satisfy such withholding obligation, with the proceeds of such sale delivered to the Company in satisfaction of such withholding obligation.

I understand that the Company has arranged for the administration and execution of its equity incentive plans and the sale of securities by plan participants thereunder pursuant to a platform administered by a third party (the “Administrator”) and the Administrator’s designated brokerage partner.

Upon the settlement of any of my Covered PSUs pursuant to the Agreement after the 30th day following the Adoption Date (or if I am an officer of the Company on the Adoption Date, after the later of: (i) the 90th day following the Adoption Date or (ii) two business days following the disclosure of the Company’s financial results in Form 10-Q or Form 10-K for the completed fiscal quarter in which the Adoption Date occurs (or, with respect to this clause (ii), if sooner, the 120th day after the Adoption Date) (the “Cooling-Off Period”), I hereby appoint the Administrator (or any successor administrator) to automatically sell such number of shares of the Company’s Common Stock issuable with respect to such PSUs that vested and settled as is sufficient to generate net proceeds sufficient to satisfy the Company’s minimum statutory withholding obligations with respect to the income recognized by me in connection with the vesting and settlement of such RSUs (based on minimum statutory withholding rates for all tax purposes, including payroll and social security taxes, that are applicable to such income), and the Company shall receive such net proceeds in satisfaction of such tax withholding obligation.

I hereby appoint the Chief Executive Officer (if I am no longer serving in such role), the Chief Financial Officer and the Corporate Counsel, and any of them acting alone and with full power of substitution, to serve as my attorneys- in-fact to arrange for the sale of shares of the

Company’s Common Stock in accordance with this Instruction. I agree to execute and deliver such documents, instruments and certificates as may reasonably be required in connection with the sale of the shares of Common Stock pursuant to this Instruction.

Unless the third and final box in the definition of Covered RSUs below is checked, if I have previously adopted an automatic sale or sell-to-cover instruction relating to Covered PSUs, this Instruction shall be void ab initio with respect to such Covered PSUs.

I hereby certify that, as of the Adoption Date:

(i)I am not prohibited from entering into this Instruction by the Company’s insider trading policy or otherwise;

(ii)I am not aware of any material nonpublic information about the Company or its Common Stock; and

(iii)I am adopting this Instruction in good faith and not as part of a plan or scheme to evade the prohibitions of Rule 10b-5 under the Exchange Act.

P
/s/ Pravin U. Dugel, MD

	Print Name:	Pravin U. Dugel, MD

	Date:	February 11, 2025

Covered PSUs:

The following performance stock units (“RSUs”) are covered by this Instruction. Check all applicable boxes:

XThe first award of PSUs granted to me on or after February 11, 2025 and any PSUs that may, from time to time following such date, be granted to me by the Company, other than any future granted PSUs which by the terms of the applicable award agreement require the Company to withhold shares for tax withholding obligations in connection with the vesting and settlement of such RSUs, and therefore do not permit sell-to-cover transactions.

☐Any outstanding PSUs that were granted to me by the Company prior to the Adoption Date that

(1)  are not subject to any prior automatic sale or sell-to-cover instruction and (2) for which the next vesting date is after the Cooling-Off Period, other than any previously granted PSUs which by the terms of the applicable award agreement require the Company to withhold shares for tax withholding obligations in connection with the vesting and settlement of such PSUs, and therefore do not permit sell-to-cover transactions.

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☐With respect to any PSUs, whether or not granted to me by the Company prior to the Adoption Date, that already are subject to an automatic sale or sell-to-cover instruction (a “Prior Instruction”), I elect to have such sales effected pursuant to this Instruction and confirm that doing so does not modify or change the amount, price, or timing of such sales from those provided by the Prior Instruction (and, as a result the Cooling-Off Period is not applicable to sales pursuant to this Instruction that were previously subject to the Prior Instruction).

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